EXHIBIT 23.7

                      CONSENT TO BE NAMED AS A DIRECTOR


   I hereby consent to be named as a person who will become a director of Sinclair Broadcast Group, Inc. (the "Company") at such time as permitted by applicable Federal Communications Commission rules and regulations in Registration Statements Nos. 333-12255 and 333-12257 filed with the Securities and Exchange Commission, and any amendments thereto, and in any registration statements filed pursuant to Rule 462(b) and relating to the offering contemplated by the foregoing registration statements.

Dated: October 15, 1996                           /s/ BARRY BAKER
                                                  -------------------------
                                                  Barry Baker